Supplement no. 5 to prospectus dated August 7, 2006, and
prospectus supplement dated August 7, 2006
Filed Pursuant to Rule 424(b)(7).
A filing fee of $4,940.98, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered from the registration statement (File No. 333-136361) by means of this supplement to prospectus supplement.*
1.50% Convertible Senior Notes due 2011
1.625% Convertible Senior Notes due 2013
Common Stock
     This supplement no. 5 to prospectus dated August 7, 2006 and prospectus supplement dated August 7, 2006 relates to the resale by certain selling securityholders of our 1.50% Convertible Senior Notes due 2011 and 1.625% Convertible Senior Notes due 2013, which we refer to as the notes, and the shares of our common stock issuable upon conversion of the notes.
     You should read this supplement no. 5 in conjunction with the prospectus dated August 7, 2006, the prospectus supplement dated August 7, 2006, supplement no. 1 dated August 18, 2006 to the prospectus and the prospectus supplement, supplement no. 2 dated September 7, 2006 to the prospectus and the prospectus supplement, supplement no. 3 dated September 29, 2006 to the prospectus and the prospectus supplement and supplement no. 4 dated October 23, 2006 to the prospectus and the prospectus supplement, or the prior registration documents, which should be delivered in conjunction with this supplement no. 5. This supplement no. 5 is not complete without, and may not be delivered or used except in conjunction with, the prior registration documents, including any amendments or supplements to them. This supplement no. 5 is qualified by reference to the prior registration documents, except to the extent that the information provided by this supplement no. 5 supersedes or supplements certain information contained in the prior registration documents.
     Investing in the notes and the common stock issuable upon conversion of the notes involves risk. See “Risk Factors” beginning on page 4 of the prospectus supplement dated August 7, 2006 (as amended by the last two paragraphs of supplement no. 3 dated September 29, 2006 to the prospectus and the prospectus supplement).
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement no. 5 or the prior registration documents. Any representation to the contrary is a criminal offense.
     This supplement no. 5 constitutes the offer by the selling securityholders named below of $54,068,000 principal amount of our 1.50% Convertible Senior Notes due 2011, or 2011 Notes, $34,900,000 principal amount of our 1.625%

*	An additional fee of only $4,940.98 is due because the maximum aggregate principal amount of notes that will be sold pursuant to the prospectus supplement dated August 7, 2006 and each supplement thereto will not exceed $4,400,000,000, which is the aggregate principal amount of the notes described in the prospectus supplement dated August 7, 2006 and each supplement thereto. The aggregate dollar amount of securities listed in the table of selling securityholders herein, in the prospectus supplement dated August 7, 2006 and in the prior supplements thereto exceeds $4,400,000,000 because certain persons listed therein as selling securityholders may have transferred their securities in transactions exempt from registration, in which case the transferees thereof may be listed herein, in the prospectus supplement dated August 7, 2006 or in the prior supplements thereto with respect to the same securities.

Convertible Senior Notes due 2013, or 2013 Notes, and the shares of our common stock issuable upon conversion of those notes.
     The table under the caption “Selling Securityholders” beginning on page 43 of the prospectus supplement (as previously amended and supplemented by the tables under the captions “Additional Selling Securityholders” and “Revised Information Regarding Securityholders,” beginning on page 2 of each of supplement no. 1 dated August 18, 2006 to the prospectus and prospectus supplement, supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement, supplement no. 3 dated September 29, 2006 to the prospectus and prospectus supplement and supplement no. 4 dated October 23, 2006 to the prospectus and prospectus supplement) is hereby:
•	supplemented by adding the information regarding certain selling securityholders set forth in the table entitled “Additional Selling Securityholders” below; and

•	amended by replacing the information in any of the prospectus supplement, supplement no. 1 to the prospectus and prospectus supplement, supplement no. 2 to the prospectus and prospectus supplement, supplement no. 3 to the prospectus and prospectus supplement and supplement no. 4 to the prospectus and prospectus supplement regarding the selling securityholders identified in the table entitled “Revised Information Regarding Selling Securityholders” below with the information set forth in the table entitled “Revised Information Regarding Selling Securityholders” below.
     We prepared these tables based on information supplied to us by the selling securityholders named in the tables below on or prior to November 22, 2006. Information about the selling securityholders may change over time.
     We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement no. 5 and the prior registration documents, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.
     Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.
     The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of their notes since the date on which they provided the information regarding their notes.
Selling Securityholders
Additional Selling Securityholders

	Principal Amount of 2011		Principal Amount of 2013			Number of Shares of
	Notes Beneficially Owned		Notes Beneficially Owned			Common Stock
	and Offered (USD) and		and Offered (USD) and		Number of Shares of	Beneficially Owned	Natural Person(s)
Name of Selling	Percentage of 2011 Notes		Percentage of 2013 Notes		Common Stock	after the Offering	with Voting or
Securityholder (1)	Outstanding (%) (2)		Outstanding (%) (3)		Offered (4) (5)	(6)	Investment Power
AmerUS Life Insurance Company (+)	1,600,000	*	—	—	28,498	—	Thomas J. Ray
Bankers Life Insurance Company of New York (+)	200,000	*	—	—	3,562	—	Thomas J. Ray
BP Amoco PLC Master Trust	—	—	1,115,000	*	19,860	—	John Gottfurcht George Douglas Amy Jo Gottfurcht
Calyon S/A (+)	—	—	6,000,000	*	106,868	—	(29)
Church Pension Fund	—	—	400,000	*	7,125	—	Eduardo Cortes
Commodore Global High Yield Fund (#)	—	—	100,000	*	1,781	—	Eduardo Cortes
Daimler Chrysler Corp. Emp #1 Pension Trust DTD 4/1/89	2,775,000	*	—	—	49,426	—	Jack Feiler

	Principal Amount of 2011		Principal Amount of 2013			Number of Shares of
	Notes Beneficially Owned		Notes Beneficially Owned			Common Stock
	and Offered (USD) and		and Offered (USD) and		Number of Shares of	Beneficially Owned	Natural Person(s)
Name of Selling	Percentage of 2011 Notes		Percentage of 2013 Notes		Common Stock	after the Offering	with Voting or
Securityholder (1)	Outstanding (%) (2)		Outstanding (%) (3)		Offered (4) (5)	(6)	Investment Power
FPL Group Employee Pension Plan	829,000	*	—	—	14,766	—	Jack Feiler
Franklin and Marshall College	68,000	*	—	—	1,211	—	Jack Feiler
GIA Global Credit Fund (+)	—	—	350,000	*	6,234	—	Eduardo Cortes
GIA Global High Yield Master Fund (+)	—	—	250,000	*	4,453	—	Eduardo Cortes
Harvest Capital, LP	—	—	1,039,000	*	18,506	—	Marjorie Kellner
Harvest Offshore Investors Ltd.	—	—	2,074,000	*	36,941	—	Marjorie Kellner
Honeywell International, Inc.	—	—	1,000,000	*	17,811	—	Eduardo Cortes
Hotel Union & Hotel Industry of Hawaii Pension Plan	—	—	164,000	*	2,921	—	John Gottfurcht George Douglas Amy Jo Gottfurcht
Indianapolis Life Insurance Company (+)	11,600,000	*	—	—	206,611	—	Thomas J. Ray
Inflective Convertible Opportunity Fund I, Limited (+)	3,800,000	*	—	—	67,683	—	Thomas J. Ray
Inflective Convertible Opportunity Fund I, L.P.	1,600,000	*	—	—	28,498	—	Thomas J. Ray
Institutional Benchmark Series — Ivan Segregated Acct. (+)	1,100,000	*	—	—	19,592	—	Thomas J. Ray
Johnson & Johnson Consolidated Retirement Plan and Savings Plans	—	—	1,600,000	*	28,498	—	Eduardo Cortes
Josiah Macy Jr. Foundation	—	—	20,000	*	356	—	Eduardo Cortes
Lyxor/Inflective Convertible Opportunity Fund	1,600,000	*	—	—	28,498	—	Thomas J. Ray
Metropolitan Museum of Art	—	—	480,000	*	8,549	—	Eduardo Cortes
Pactiv Corporation General Employee Benefit Trust	—	—	800,000	*	14,249	—	Eduardo Cortes
PNC Equity Securities LLC (+)	—	—	3,000,000	*	53,434	—	(8)(25)
Rampart Convertible Arbitrage Investors LLC	—	—	3,400,000	*	60,558	—	Mr, Jack Feiler
Rampart Enhanced Convertible Investors, LLC	603,000	*	—	—	10,740	—	Mr, Jack Feiler
TE Harvest Portfolio, LTD	—	—	1,887,000	*	33,610	—	Marjorie Kellner
The City of Southfield Fire & Police Retirement System	—	—	40,000	*	712	—	John Gottfurcht George Douglas Amy Jo Gottfurcht
The Estate of James Campbell CH	—	—	147,000	*	2,618	—	John Gottfurcht George Douglas Amy Jo Gottfurcht
The Estate of James Campbell EST2	—	—	568,000	*	10,117	—	John Gottfurcht George Douglas Amy Jo Gottfurcht
United Technologies Corporation Master Retirement Trust	—	—	410,000	*	7,303	—	John Gottfurcht George Douglas Amy Jo Gottfurcht
Viacom Inc Pension Plan Master Trust	—	—	56,000	*	997	—	John Gottfurcht George Douglas Amy Jo Gottfurcht

Revised Information Regarding Selling Securityholders

			Principal Amount of 2013			Number of Shares of
	Principal Amount of 2011 Notes		Notes Beneficially Owned			Common Stock
	Beneficially Owned and Offered		and Offered (USD) and		Number of Shares of	Beneficially Owned	Natural Person(s)
Name of Selling	(USD) and Percentage of 2011		Percentage of 2013 Notes		Common Stock	after the Offering	with Voting or
Securityholder (1)	Notes Outstanding (%)(2)		Outstanding (%)(3)		Offered (4) (5)	(6)	Investment Power
Abbey National Financial Products, London	24,500,000 (26)	1.11	10,000,000 (27)	*	89, 057 (28)	—	Milen Mateev
Argent LowLev Convertible Arbitrage Fund, LLC	250,000 (9)	*	370,000	*	5,343 (17)	—	Nathanial Brown Robert Richardson
Class C Trading Company, Ltd.	1,860,000 (10)	*	3,040,000	*	42,391 (18)	—	Nathanial Brown Robert Richardson
Credit Suisse Securities (USA) LLC (#)	11,163,000 (11)	*	12,900,000	*	424,372 (19)	—	(8)
HFR CA Global Select Master Trust Account	1,270,000 (12)	*	1,790,000	*	24,401 (20)	—	Nathanial Brown Robert Richardson
Lyxor Master Fund Ref:							Nathanial Brown
Argent/LowLev CB c/o Argent	2,360,000 (13)	*	3,220,000	*	62,161 (21)	—	Robert Richardson
Partners Group Alternative Strategies PCC LTD	2,230,000 (14)	*	3,830,000	*	52,543 (22)	—	Nathanial Brown Robert Richardson
Silver Convertible Arbitrage Fund, LDC	390,000 (15)	*	570,000	*	8,906 (23)	—	Nathanial Brown Robert Richardson
Tribeca Global Convertible Investments LTD. (+)	25,000,000 (16)	1.14	—	—	445,283 (24)	—	(8)

*	Less than one percent (1%).

#	The selling securityholder is a registered broker-dealer.

+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(2)	The aggregate dollar amount of 2011 Notes listed in the table of selling securityholders herein, in the prospectus supplement dated August 7, 2006 and in the prior supplements thereto may exceed $2,200,000,000 because certain persons listed herein and/or therein as selling securityholders may have transferred their securities in transactions exempt from registration, in which case the transferees thereof may be listed herein, in the prospectus supplement dated August 7, 2006 or in the prior supplements thereto with respect to the same securities.

(3)	The aggregate dollar amount of 2013 Notes listed in the table of selling securityholders herein, in the prospectus supplement dated August 7, 2006 and in the prior supplements thereto exceeds $2,200,000,000 because certain persons listed herein and/or therein as selling securityholders may have transferred their securities in transactions exempt from registration, in which case the transferees thereof may be listed herein, in the prospectus supplement dated August 7, 2006 or in the prior supplements thereto with respect to the same securities.

(4)	Assumes conversion of all of the holder’s notes at a conversion rate of 17.8113 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights” on page 16 of the prospectus supplement. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes fractional shares and shares of common stock that may be issued by us upon the repurchase of the notes as described under “Description of the Notes — Adjustment to Conversion Rate — Adjustment to Conversion Rate Upon a Change of Control” on page 23 of the prospectus supplement. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of the Notes — Conversion Rights” on page 16 of the prospectus supplement.

(5)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act. The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock calculated based on 1,151,253,394 shares of common stock outstanding as of November 17, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(6)	For purposes of computing the number and percentage of notes and shares of common stock to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the tables above that the selling securityholders named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this supplement no. 4 to prospectus supplement and prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned.

(7)	The selling securityholder is a company that is required to file periodic and other reports with the SEC.

(8)	The selling securityholder is a wholly-owned subsidiary of a company that is required to file periodic and other reports with the SEC.

(9)	This amount reflects an increase of $50,000 from the amount of 2011 Notes previously listed for this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(10)	This amount reflects an increase of $520,000 from the amount of 2011 Notes previously listed for this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(11)	This amount reflects an increase of $1,163,000 from the amount of 2011 Notes previously listed for this selling securityholder in supplement no. 4 dated October 23, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(12)	This amount reflects an increase of $100,000 from the amount of 2011 Notes previously listed for this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(13)	This amount reflects an increase of $1,130,000 from the amount of 2011 Notes previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(14)	This amount reflects an increase of $720,000 from the amount of 2011 Notes previously listed for this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(15)	This amount reflects an increase of $110,000 from the amount of 2011 Notes previously listed for this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(16)	This amount reflects an increase of $5,000,000 from the amount of 2011 Notes previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(17)	This amount reflects an increase of 891 from the number of shares previously listed for this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(18)	This amount reflects an increase of 9,262 from the number of shares previously listed for this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(19)	This amount reflects an increase of 20,715 from the number of shares previously listed for this selling securityholder in supplement no. 4 dated October 23, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(20)	This amount reflects an increase of 1,781 from the number of shares previously listed for this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(21)	This amount reflects an increase of 20,127 from the number of shares previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(22)	This amount reflects an increase of 12,824 from the number of shares previously listed for this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(23)	This amount reflects an increase of 1,959 from the number of shares previously listed for this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(24)	This amount reflects an increase of 89,057 from the number of shares previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(25)	PNC Equities Securities LLC is a wholly-owned subsidiary of PNC Holdings LLC, which is a wholly-owned subsidiary of The PNC Financial Services Group, Inc.

(26)	This amount reflects an increase of $19,500,000 from the amount of 2011 Notes previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(27)	We previously registered only 2011 Notes and shares of our common stock on behalf of this selling securityholder in the prospectus supplement dated August 7, 2006.

(28)	This amount reflects an increase of 20,127 from the number of shares previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(29)	Calyon S/A is a wholly owned subsidiary of Credit Agricole S/A a French company not required to file reports with the SEC.
     Only selling securityholders that beneficially own the securities set forth opposite their respective names in the foregoing tables (including the tables included in the prospectus supplement and the supplements thereto) may sell such securities under the registration statement. Prior to any use of this supplement no. 5 in connection with an offering of the notes and/or the underlying common stock by any holder not identified above, the prospectus dated August 7, 2006 and prospectus supplement dated August 7, 2006 will be supplemented to set forth the name and other information about the selling securityholder intending to sell such notes and the underlying common stock.
The date of this supplement no. 5 is November 22, 2006